As filed with the Securities and Exchange Commission on August 24, 2026

Registration Nos. 333-191519

333-253537

333-272219

333-277280

333-287435

333-293602

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-191519

FORM S-8 REGISTRATION STATEMENT NO. 333-253537

FORM S-8 REGISTRATION STATEMENT NO. 333-272219

FORM S-8 REGISTRATION STATEMENT NO. 333-277280

FORM S-8 REGISTRATION STATEMENT NO. 333-287435

FORM S-8 REGISTRATION STATEMENT NO. 333-293602

UNDER

THE SECURITIES ACT OF 1933

RE/MAX HOLDINGS, INC.

(Wildlife Acquisition II LLC as successor by merger to RE/MAX Holdings, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	80-0937145
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

c/o Real REMAX Group Inc.
701 Brickell Avenue, 17th Floor
Miami, Florida 33131
Telephone: (305) 306-9553

(Address of Principal Executive Offices) (Zip Code)

Restricted Stock Unit Inducement Award Agreement (Time-Vested)

Restricted Stock Unit Inducement Award Agreement (Performance-Vested)

RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan

RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan

(Full title of the plan)

Corporate Creations
1521 Concord Pike Suite 201
Wilmington, DE 19803

(Name and address of agent for service)

+1 (866) 761-1444

(Telephone number, including area code, of agent for service)

Copies to:

David K. Boston, Esq.

Sean M. Ewen, Esq.

Andrew C. Marmer, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Telephone: (212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by RE/MAX Holdings, Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.	Registration Statement on Form S-8 (No. 333-191519) filed with the SEC on October 1, 2013, registering the issuance of an aggregate of 2,365,793 Shares issuable under the RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan (as amended and restated from time to time, the “2013 Plan”);

2.	Registration Statement on Form S-8 (No. 333-253537) filed with the SEC on February 25, 2021, registering the issuance of an aggregate of 910,051 Shares issuable under the 2013 Plan;

3.	Registration Statement on Form S-8 (No. 333-272219) filed with the SEC on May 26, 2023, registering the issuance of an aggregate of 2,811,051 Shares issuable under the RE/MAX Holdings, Inc. 2023 Omnibus Incentive Plan (as amended and restated from time to time, the “2023 Plan”);

4.	Registration Statement on Form S-8 (No. 333-277280) filed with the SEC on February 22, 2024, registering the issuance of an aggregate of 868,012 Shares issuable pursuant to an inducement award made to Erik Carlson to induce him to accept employment with the Registrant;

5.	Registration Statement on Form S-8 (No. 333-287435) filed with the SEC on May 20, 2025, registering the issuance of an aggregate of 2,800,000 Shares issuable under the 2023 Plan; and

6.	Registration Statement on Form S-8 (No. 333-293602) filed with the SEC on February 19, 2026, registering the issuance of an aggregate of 104,445 Shares issuable pursuant to inducement awards made to Victor Lombardo and Tom Flanagan to induce them to accept employment with the Registrant.

On August 24, 2026, pursuant to its previously announced Agreement and Plan of Merger, dated as of April 26, 2026, by and among the Registrant, The Real Brokerage Inc., a company existing under the laws of the Province of British Columbia (“Real”), Real REMAX Group Inc. (formerly known as Rome Wildlife, Inc.), a Delaware corporation ("RRG"), Wildlife Acquisition I Corp., a Delaware corporation (“Merger Sub I”), Wildlife Acquisition II LLC, a Delaware limited liability company (“Merger Sub II”), and 1587802 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia, (i) Merger Sub I merged with and into the Registrant (the “First Merger”), with the Registrant surviving the First Merger as a wholly owned subsidiary of RRG, and (ii) immediately following the consummation of the First Merger, the Registrant merged with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly owned subsidiary of RRG.

As a result of the Mergers, the Registrant has terminated any and all offerings of its Shares pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on August 24, 2026.

Wildlife Acquisition II LLC (as successor by merger to RE/MAX Holdings, Inc.)

By:	/s/ Leah Jenkins
	Name:	Leah Jenkins
	Title:	Chief Accounting Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.